CMKM Diamonds Brings in Another Member to the Board of Directors

LAS VEGAS--(BUSINESS WIRE)--Feb. 8, 2005--CMKM Diamonds Inc. (Pink Sheets: CMKX - News) is pleased to announce that Michael Williams has agreed to join the board of directors of the company. The appointment of Williams is going to accelerate the company's objectives, which shall become effective upon the finalization of the board of directors insurance.

Williams, although younger than the other board members, brings a world of experience to the CMKM team. He is currently the chairman of Broadband Wireless International Corp. (OTCBB:BBAN - News), a member of the board of WorldVuer and the co-founder of EDTV. He has an extensive background in the recording industry. Prior to EDTV he was COO of O2 Entertainment Inc. (an AMEX company). His experience has included the administration and career management of Snoop Doggy Dog, the Dove Shack, professional athletes and many others. Williams has consulted for and advised people like Wesley Snipes and J Prince on particular matters. He began his executive career at A&M Records under John McClain, Herb Alpert and Jerry Moss, and then moved on to Island Records, signing a $2 million contract as an artist, songwriter and producer under Kevin Fleming and Chris Blackwell. As a hobby, Williams is a co-owner of a prominent record label under WEA (Warner Electric Atlantic) Original Man Entertainment, which currently has artists like Tony Lucca and Ballentine in stores now. He holds a Bachelor of Science in management.

"As we continue our agenda for 2005, it was obvious that Mr. Williams could bring a great deal of opportunity, organization and expertise to the company. He is a friend of Mr. Maheu and family members, has already made significant contributions to the company and I welcome him to the board," stated Urban Casavant, chairman.

www.casavantmining.com

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Contact:

    CMKM Diamonds Inc.

    Andrew Hill, 306-752-3755 or 877-752-3755

    cmkxir@casavantmining.com